UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2009

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2009, Computer Software Innovations, Inc. (the “Company”) entered into new employment agreements (the “Employment Agreements”) with its four named executive officers. These persons (the “Executives”) include: Nancy K. Hedrick, President and Chief Executive Officer; Thomas P. Clinton, Senior Vice President of Strategic Relationships; William J. Buchanan, Senior Vice President of Delivery and Support; and Beverly N. Hawkins, Senior Vice President of Software Development, Implementation and Support. Copies of the Employment Agreements are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference. The Employment Agreements replace previous employment agreements between the parties entered into on February 11, 2005.

The term of the Employment Agreements is three (3) years. After the initial three year term, the agreements will renew for additional successive one (1) year terms, unless sooner terminated by one of the parties, including for “Convenience.”

In terms of compensation, the Employment Agreements provide for a Base Salary for each executive, as well as participation in executive compensation plans and benefit plans offered by the Company to employees generally. The Base Salary for Mr. Clinton, Mr. Buchanan, and Ms. Hawkins is $210,000 annually, effective upon the March 1, 2009 date of the Employment Agreements. These three Executives also received a Signing Payment in the amount of $7,875, or approximately six months of the increase in pay of their current base salary over their previous base salary in recognition of their continued support of the Company while working to finalize new agreements following the expiration of their original agreements’ initial three year terms. The Base Salary represents an increase for each of the three from their previous salary of $194,250.

Under the Employment Agreements, Messers. Clinton and Buchanan are also paid an annual Automobile Allowance of $6,000, relating to those Executives’ agreement to participate in the Company’s program to utilize a Company-provided automobile not of their choosing.

The Base Salary provided in Ms. Hedrick’s agreement is set at $194,250, unchanged from her previous salary. Her Base Salary will increase to $225,000 effective March 1, 2010. In recognition of her desire to delay the increase in her Base Salary, her Employment Agreement provides for the grant to Ms. Hedrick of an option to purchase 50,000 shares of the Company’s common stock. The grant and pricing of such stock option are to occur following the filing of the Company’s 2008 Form 10-K.

The Employment Agreements can be terminated: (i) upon the Executive’s death or disability; (ii) by the Executive for “Good Reason;” (iii) by the Company for “Cause;” (iv) by either the Executive or the Company unilaterally for “Convenience;” or (v) by either the Company or the Executive giving notice of non-renewal of the Employment Agreement at the end of the initial three year or any subsequent one year term. In addition, Ms. Hedrick’s contract provides an option for termination by the Company in connection with a “Change in Control.” This is a double-trigger change in control provision, requiring both a merger or other significant corporate event and Ms. Hedrick’s subsequent termination of employment.

The Employment Agreements set forth certain amounts to be paid to the Executives upon their termination of employment. In the event of termination because of death or disability, or for Cause, or by the Executive for Convenience, the Executive would generally receive only accrued salary and benefits. Upon termination by the Executive for Good Reason, or by the Company for Convenience, or in the event of the nonrenewal of the agreement by the Company, in addition to accrued salary and benefits the executive would receive 175% of his or her Base Salary paid in twelve monthly installments. In the event of nonrenewal of the Employment Agreement by an Executive, such Executive would receive accrued salary and benefits and 75% of the Executive’s Base Salary paid in twelve monthly installments. Finally, under Ms. Hedrick’s contract only, in the event of termination in connection with a Change in Control, Ms. Hedrick would receive 275% of her Base Salary, paid in equal monthly installments over twelve months. The provisions described immediately above are mutually exclusive: an Executive would receive only one set of the described benefits.

The Employment Agreements also contain provisions which are customary for executive employment agreements of this type. These include nondisclosure covenants, and provisions prohibiting the Executive from competing with the Company during his or her term of employment and for one year thereafter.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1	Employment Agreement between the Company and Nancy K. Hedrick effective March 1, 2009.

10.2	Employment Agreement between the Company and Thomas P. Clinton effective March 1, 2009.

10.3	Employment Agreement between the Company and William J. Buchanan effective March 1, 2009

10.4	Employment Agreement between the Company and Beverly N. Hawkins effective March 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
Name:	David B. Dechant
Title:	Chief Financial Officer

Dated: March 5, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between the Company and Nancy K. Hedrick effective March 1, 2009.

10.2	Employment Agreement between the Company and Thomas P. Clinton effective March 1, 2009.

10.3	Employment Agreement between the Company and William J. Buchanan effective March 1, 2009

10.4	Employment Agreement between the Company and Beverly N. Hawkins effective March 1, 2009

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